UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 2, 2007

EVCI CAREER COLLEGES HOLDING CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-14827	06-1488212
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Van Der Donck Street, 2nd Floor, Yonkers, New York 10701
(Address of principal executive offices)

Registrant’s telephone number, including area code (914) 623-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

EVCI Career Colleges Holding Corp. today announced that due to the resignation, on April 24, 2007, of Elie Housman from his position as a director of EVCI and a member of EVCI’s audit and compensation committees, it received a letter, dated May 2, 2007, from The Nasdaq Stock Market indicating that EVCI no longer complies with Nasdaq’s audit committee requirements as set forth in Marketplace Rule 4350 (d). The Rule requires EVCI to have an audit committee of three independent directors.

Nasdaq’s letter also indicated that EVCI has a cure period in which to regain compliance:

•	until the earlier of EVCI’s next annual stockholders’ meeting or April 24, 2008; or

•	if EVCI’s next annual stockholders’ meeting is held before October 22, 2007, then EVCI must evidence compliance no later than October 22, 2007.

A failure to regain compliance could result in a delisting from The Nasdaq Capital Market.

The closing of the previously announced ComVest Financing and Bank Debt Restructuring is required to occur by May 24, 2007 under agreements with ComVest Group Holdings LLC and Harris, N.A. At that time, two ComVest designees, who each satisfy the Nasdaq definition of independent director, will become EVCI directors and members of EVCI’s audit and compensation committees to fill the vacancies created by the resignations of Mr. Housman and, upon such closing, Royce N. Flippin, Jr. As a result, EVCI will have an audit committee of three independent directors, as required by Rule 4350 (d), provided there are no other intervening vacancies.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.*	Description of Exhibit

99.1*	Press Release dated May 7, 2007.

______________
* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

EVCI CAREER COLLEGES HOLDING CORP.

Dated: May 7, 2007	By:	/s/
Name: Joseph D. Alperin
Title: General Counsel and Vice President
for Corporate Affairs

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated May 7, 2007